EXHIBIT 99.1

Vice President of Operations for Sharps Compliance Resigns for Personal Reasons

HOUSTON, Jan. 22, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective disposal solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, today announced that the Company's Vice President of Operations, Scott T. Freeman, is stepping down for personal reasons due to issues with relocating.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps, commented, "We have made considerable progress toward achieving our operating objectives and, although Scott's tenure was cut short, his contributions were meaningful. While we are disappointed to see Scott leave, we understand and respect his decision, and wish him well in his future endeavors."

He continued, "We have launched a search for Scott's replacement and are confident that we will continue to operate in an effective and efficient manner during this interim period as our senior management team works with our key operations personnel to ensure the service and quality our customers are accustomed."

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective disposal solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting. The Company's flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps").

The Sharps®MWMS™, a Medical Waste Management System, is a comprehensive medical waste and dispensed unused medication solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste and dispensed unused medications outside of the hospital setting. The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System® products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps®MWMS™ is designed to be an integral part of governmental and commercial emergency preparedness programs.

The Company's newest offering, RxTakeAway™, is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications. This solution consists of a variety of sizes of containers (from a special-use envelope to 10- and 20-gallon products) and return packaging with pre-paid postage to the Company's treatment facility. The Company recently introduced its proprietary tracking system, DrugTracer™, to document unused patient medication products. The RxTakeAway™ is also an additional component option for the Sharps® Medical Waste Management System™.

The Company focuses on targeted growth markets such as federal, state and local governments, the pharmaceutical industry, as well as home health care, retail and professional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps as well as unused pharmaceuticals in the community setting.

As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions it for strong future growth.

More information on the Company can be found on its website at: www.sharpsinc.com

CONTACT:  Sharps Compliance Corp.
          David P. Tusa, Executive Vice President, Chief Financial
           Officer & Business Development
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com